Exhibit 99.1

PRESS RELEASE

For release:	December 16, 2021

Contact:	Media
Stephen W. Ries
Head of Investor Relations
(610) 668-3270
sries@global-indemnity.com

Global Indemnity Group Announces Transfer to the New York Stock Exchange

Bala Cynwyd, Pennsylvania — December 16, 2021

Global Indemnity Group, LLC (NASDAQ:GBLI) (the “Company”) announced today it is transferring the listing of its Class A Common shares and its 7.875% Subordinated Notes Due 2047 to the New York Stock Exchange (“NYSE”) from the NASDAQ Global Select Market (“NASDAQ”).

The transfers to the NYSE are expected to be effective January 3, 2022 and will trade under the symbols, GBLI and GBLL, respectively. Trading on the NASDAQ is expected to continue until the close of business on December 31, 2021. The transfer is expected to be seamless to the Company’s investors and shareholders, and no action is required on their part.

Chairman of the Board of Directors, Saul A. Fox, said, “The New York Stock Exchange is home to a multitude of world-class companies including 72% of the Fortune 500, and 87% of all qualified publicly traded property and casualty insurance companies. Moving to the prestigious New York Stock Exchange better aligns us with our peers, allows better market visibility for Global Indemnity, and facilitates a broader shareholder reach. The world-class services provided by the New York Stock Exchange will be integral in delivering on our continued commitment to long-term value for our shareholders. We are excited to call the NYSE home.”

“We are excited to welcome Global Indemnity as the newest member of the NYSE community,” said John Tuttle, Vice Chairman and Chief Commercial Officer, NYSE Group.

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s four primary segments are:

•	Commercial Specialty

•	Specialty Property

•	Farm, Ranch, & Stable

•	Reinsurance

For more information, visit the Company’s website at www.global-indemnity.com.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties including, COVID-19. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1] Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.